UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CONDOR HOSPITALITY TRUST, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CONDOR HOSPITALITY TRUST, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 17, 2018

The Annual Meeting of the shareholders of Condor Hospitality Trust, Inc. will be held at Courtyard Marriott Manhattan / Midtown East, 866 Third Avenue, New York, New York on Thursday, May 17, 2018, at 4:00 p.m., Eastern time.

Items of Business

1.	To elect nine directors to serve on the Board of Directors until the annual meeting of shareholders in 2019 or until their successors have been duly elected and qualified.

2.	To approve an amendment of the 2016 Stock Plan.

3.	To ratify the appointment of KPMG LLP as independent auditors for 2018.

4.	Consider and act upon such other business as may properly come before the Annual Meeting and any adjournments thereof.

Record Date

You will be entitled to vote at the Annual Meeting if you are a holder of record of the Company’s common stock at the close of business on March 9, 2018.

Proxy Materials

We are providing you with this Notice and Proxy Statement which contains further information regarding the Annual Meeting and the items of business.

Your Vote is Important

Whether or not you plan to attend the Annual Meeting, we urge you to vote promptly. You may vote your shares by completing, signing, dating and mailing the Proxy Card in the enclosed envelope, whether or not you plan to attend the Annual Meeting. If you execute a proxy by mailing in the proxy card, but later to decide to attend the Annual Meeting in person you may, if you wish, vote personally on all matters at any time before your proxy is voted.

By Order of the Board of Directors,

JAMES H. FRIEND Chairman of the Board

4800 Montgomery Lane, Suite 220

Bethesda, Maryland

April 16, 2018

CONDOR HOSPITALITY TRUST, INC.

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the Annual

Meeting of Shareholders to be held on May 17, 2018.

This proxy statement and annual report to shareholders for the fiscal year ended December 31, 2017 are available under “Investor Relations” at our website: http://condorhospitality.com.

GENERAL INFORMATION

This Proxy Statement is provided in connection with the solicitation of proxies by the board of directors of Condor Hospitality Trust, Inc. (the “Company”) for use at the annual meeting of shareholders to be held on Thursday, May 17, 2018 and any adjournments thereof (the “Annual Meeting”). The mailing address of the principal executive offices of the Company is 4800 Montgomery Lane, Suite 220, Bethesda, MD 20814. This Proxy Statement, the Proxy Card, Notice of Meeting and the Company’s Annual Report, all enclosed herewith, are first being mailed to the shareholders of the Company on or about April 16, 2018.

The Proxy Solicitation

The Proxy Card, if you are a holder of common stock, is the means by which you actually authorize another person to vote your shares in accordance with your instructions. This Proxy Statement provides you with information that you may find useful in determining how to vote.

The solicitation of proxies is being made by the Company through the telephone, electronic communication and use of the mails. The cost of preparing and mailing this Proxy Statement and accompanying material, will be borne by the Company. Proxies may also be solicited by directors, director nominees and employees of the Company who will not be specially compensated for their solicitation.

Revocation and Voting of Proxies

Execution of a proxy will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Any shareholder giving a proxy has the power to revoke it by submitting a properly executed proxy bearing a later date, by delivering written notice of revocation to the Secretary of the Company before or at the Annual Meeting or by attending the meeting and voting in person. Proxies will extend to, and will be voted at, any properly adjourned session of the Annual Meeting. The proxy will be voted as specified by the shareholder in the space(s) provided on the applicable Proxy Card. If no specification is made, the proxy will be voted “for” the nominees for directors set for the on the proxy card and all other matters as recommended by the board of directors.

Voting Rights of Holders of the Common Stock

Only those holders of record of the common stock at the close of business on March 9, 2018, are entitled to notice of and to vote at the Annual Meeting, or any postponements or adjournments of the meeting, on each matter presented to such holders at the Annual Meeting. At the close of business on March 9, 2018, the Company had 11,934,429 shares of common stock outstanding.

Each share of common stock entitles the record holder thereof to one vote upon each matter to be voted upon at the Annual Meeting. Cumulative voting is not permitted.

Quorums

The presence in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast by the holders of the common stock will constitute a quorum for all matters upon which such holders of are entitled to vote. Shares represented by proxy or in person at the Annual Meeting, including shares represented by proxies that reflect abstentions, will be counted as present in the determination of a quorum. Proxies relating to “street name” shares that are voted by brokers on some matters will be treated as shares present for purposes of determining the presence of a quorum, but will not be treated as shares entitled to vote at the annual meeting on those matters as to which authority to vote is withheld by the broker (“broker non-votes”). Please note that if you hold your shares through a broker, your broker may no longer vote your shares on certain matters in the absence of your specific instructions as to how to vote. In order for your vote to be counted, please make sure that you submit your vote to your broker.

Vote Required

The nine nominees for election to the board of directors receiving the most votes cast at the Annual Meeting by the holders of the common stock will be elected directors; therefore broker non-votes will not affect the outcome of the election of these directors.

Approval of the proposal to amend the 2016 Stock Plan and the ratification of the appointment of the auditors will be decided by the affirmative vote of the holders of a majority of the votes represented by the outstanding shares of common stock present in person or represented by proxy at the meeting and entitled to vote. Abstentions will be counted; they will have the same effect as a vote against the matter. Broker non-votes will be disregarded.

SECURITIES OWNERSHIP

OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of March 9, 2018, by the following persons (a) each shareholder known to us to beneficially own more than 5% of the outstanding shares of our common stock, (b) each director or nominee, (c) each executive officer named in the Summary Compensation Table and (d) all directors and executive officers as a group. A person has beneficial ownership over shares if he or she has or shares voting or investment power over the shares, or the right to acquire that power within 60 days of March 9, 2018.

With respect to our continuing qualification as a real estate investment trust, our Amended and Restated Articles of Incorporation (the “Articles”) contain an ownership limitation, which prohibits both direct and indirect ownership of more than 9.9% of the outstanding shares of our common stock or 9.9% of any series of our preferred stock. Our Articles permit the board of directors, in its sole discretion, to exempt a person from this ownership limit if the person provides representations and undertakings that enable the board to determine that granting the exemption would not result in the Company losing its qualification as a real estate investment trust (a “REIT”). Under the Internal Revenue Service rules, REIT shares owned by certain entities are considered owned proportionately by owners of the entities for REIT qualification purposes. The holder of securities in excess of the ownership limit in the following table provided representations and undertakings necessary for the board to grant such an exemption.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (1)
Real Estate Strategies L.P.
2 Church Street
Hamilton DO HM CX, Bermuda	3,434,881	(2)	28.5%
SREP III Flight – Investco, L.P.
Two Embarcadero Center, Suite 480
San Francisco, CA	2,889,358	(3)	24.2%
Thomas Calahan	2,889,358	(4)	24.2%
Two Embarcadero Center, Suite 480
San Francisco, CA
Brendan MacDonald	2,889,358	(5)	24.2%
Two Embarcadero Center, Suite 480
San Francisco, CA
J. William Blackham	259,538	(6)	2.2%
John M. Sabin	8,803
James H. Friend	1,776
Donald J. Landry	7,819
Daniel R. Elsztain	2,832
Daphne J. Dufresne	6,492
Benjamin Wall	33
Jonathan J. Gantt	9,414
Jeffrey W. Dougan	4,538
Arinn Cavey	2,632
All directors and executive officers as a group (12 persons)	3,193,235	(7)	26.6%

(1)

Unless otherwise indicated, beneficial ownership of any named individual does not exceed 1% of the outstanding class of securities. In calculating the indicated percentage, the denominator includes the shares of common stock that could be acquired by the person through the exercise of options or warrants within

60 days of March 9, 2018. The denominator excludes the shares of common stock that would be acquired by any other person upon a similar exercise.
(2)	Real Estate Strategies L.P. (“RES”), an investment vehicle indirectly controlled by IRSA Inversiones y Representaciones Sociedad Anónima (“IRSA”), an Argentinean-based publicly traded company, holds 487,738 shares of 6.25% Series E Cumulative Convertible Preferred Stock (the “Series E Preferred Stock”), which is convertible in whole or part in up to 352,283 shares of common stock after February 28, 2019.

Based on information appearing in Amendment No. 6 to a Schedule 13D filed by RES with the Securities and Exchange Commission (“SEC”) on April 7, 2017, RES has shared voting and shared dispositive power over 3,434,881 shares of common stock. RES and its affiliates, for purposes of Section 13(d)(3) of the Exchange Act, consists of Eduardo S. Elsztain, and the following entities controlled, either directly or indirectly, by Mr. Elsztain: Consultores Assets Management S.A. , Consultores Venture Capital Uruguay S.A., Agroinvestment S.A., Idalgir S.A., Consultores Venture Capital Ltd., Ifis Limited, Inversiones Financieras del Sur S.A., Cresud Sociedad Anónima Comercial, Inmobiliaria, Financiera y Agropecuaria, IRSA, Tyrus S.A., Jiwin S.A., Efanur SA and RES.

RES also holds a convertible promissory note, convertible into 97,269 shares of common stock that are included in the share totals.

(3)	SREP III Flight-Investco, L.P. (“SREP”), an affiliate of StepStone Group LP, holds 437,262 shares of Series E Preferred Stock, which is convertible in whole or part in up to 315,826 shares of common stock after February 28, 2019.
(4)	Mr. Calahan is employed by StepStone Group Real Estate LP, the sole member and investment manager of StepStone REP III (GP), LLC, the general partner of SREP. Mr. Calahan may be deemed a participant in the control of the voting, disposition or purchase of the shares held by SREP and thus may be deemed to share beneficial ownership of these shares. Mr. Calahan disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein, and the inclusion of these shares in this table shall not be an admission of beneficial ownership of all of the reported securities for any purpose.
(5)	Mr. MacDonald is a member of StepStone Group Real Estate Holdings LLC, general partner of StepStone Group Real Estate LP, the sole member and investment manager of StepStone REP III (GP), LLC, the general partner of SREP. Mr. MacDonald may be deemed a participant in the control of the voting, disposition or purchase of the shares held by SREP and thus may be deemed to share beneficial ownership of these shares. Mr. MacDonald disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein, and the inclusion of these shares in this table shall not be an admission of beneficial ownership of all of the reported securities for any purpose.
(6)	Includes 66,153 shares of common stock which Mr. Blackham has the right to acquire through the exercise of an employment grant warrant.
(7)	Includes 66,153 shares of common stock which Mr. Blackham has the right to acquire through the exercise of options and warrants and 2,889,358 shares of common stock listed above for Messrs. Calahan and MacDonald (see footnotes 4 and 5 above).

CORPORATE GOVERNANCE

Independence

The Company’s Articles of Incorporation (“Articles”) and the NYSE American exchange listing standards each require that a majority of the board of directors are independent directors. The Articles define an independent director as a person who is not an officer or employee of the Company or an affiliate of (a) any advisor to the Company under an advisory agreement, (b) any lessee of any property of the Company, (c) any subsidiary of the Company, or (d) any partnership which is an affiliate of the Company.

Board of Directors

The current nine-member board of directors is comprised of a majority of independent directors, as defined by the NYSE American listing standards and the Articles. The board of directors has determined that the following directors are independent under the NYSE American listing standards and the Articles: Ms. Dufresne and Messrs. Calahan, Elsztain, Friend, Landry, MacDonald, Sabin, and Wall.

The board of directors held 19 meetings in 2017. During 2017, all directors attended at least 75% of all board meetings and meetings of the committees on which they served, except for Mr. Giller, who attended 12 of the 19 board meetings, or 63%. The non-employee directors met in executive session at a majority of the board meetings in 2017 without management present, and intend to meet in executive session without management present at future board meetings.

The Company has not adopted a formal policy on board members’ attendance at its annual meetings of shareholders, although all board members are encouraged to attend and historically most have done so. Seven board members attended the Company’s 2017 Annual Meeting of Shareholders.

The Company’s board of directors has four standing committees: an Investment Committee, Compensation Committee, Nominating Committee and an Audit Committee. The board of directors may, from time to time, form other committees as circumstances warrant. Such committees have the authority and responsibility delegated to them by the board of directors.

Board Leadership and Risk Oversight

The board leadership structure consists of a non-employee Chairman, which the board believes is appropriate for the Company at this time. The board of directors is primarily responsible for overseeing the Company’s risk management processes. This responsibility has been delegated by the board of directors to the Audit Committee and the Compensation Committee, each with respect to the assessment of the Company’s risks and risk management in its respective areas of oversight.

Compensation Committee

Currently, the Compensation Committee consists of Messrs. Sabin (Chairman), Elsztain and MacDonald. All current members of the Compensation Committee are independent within the meaning of the NYSE American listing standards. This committee makes recommendations to the board regarding executive compensation policy, the actual compensation of Directors and executive officers, and any benefit plans for the Company’s management team. The Compensation Committee held eight meetings during 2017. The committee operates pursuant to a written charter adopted by the board of directors. A copy of the charter is available on our website at http://condorhospitality.com in the Investor Relations section under “Governance Docs.”

Nominating Committee

Currently, the Nominating Committee consists of Messrs. Landry (Chairman), Elsztain and MacDonald. The committee operates pursuant to a written charter adopted by the board of directors. A copy of the charter is available on our website at http://condorhospitality.com in the Investor Relations section under “Governance Docs.”

Under its charter, the Nominating Committee is to consist of not less than three members. Each member of the Nominating Committee is independent within the meaning of the NYSE American listing standards.

The Nominating Committee is responsible for selecting those individuals to recommend for election to the board. The Nominating Committee will consider shareholder nominations for directors if made (1) in writing by a shareholder entitled to vote in the election of Directors generally and (2) pursuant to the company bylaws. In order to be considered, in accordance with the Company’s bylaws, shareholder nominations must be received by the Secretary, at the Company’s office in Bethesda, Maryland, not later than (1) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting, and (2) with respect to an election to be held at a special meeting of shareholders for the election of Directors, the close of business on the 7th day following the date on which notice of such meeting is first given to shareholders.

In order to be valid, a shareholder nomination must set forth (1) the name and address of the shareholder who intends to make the nomination; (2) the name and address of the person or persons to be nominated; (3) a representation that the shareholder is a record holder of stock of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (4) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such persons) pursuant to which the shareholder is making the nomination; (5) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the board of directors; and (6) the written consent of each nominee to serve as a director if elected. Any candidates submitted by a shareholder or shareholder group are reviewed and considered in the same manner as all other candidates.

The Nominating Committee identifies director nominees through a combination of referrals, including by management, existing board members and shareholders, and direct solicitations, where warranted. Although the Nominating Committee has not used a professional search firm in the recent past to find potential directors, it has considered doing so and may elect to do so in the future. Once a candidate has been identified the Nominating Committee reviews the individual’s experience and background, and may discuss the proposed nominee with the source of the recommendation. If the committee believes it to be appropriate, committee members may meet with the proposed nominee before making a final determination whether to recommend the individual as a nominee to the entire board of directors to stand for election to the board.

Among the factors that the committee considers when evaluating proposed nominees are their experience in the hospitality industry and knowledge of and experience in business matters, finance, capital markets and mergers and acquisitions. The committee may request references and additional information from the candidate prior to reaching a conclusion. The committee is under no obligation to formally respond to recommendations, although as a matter of practice, every reasonable effort is made to do so.

StepStone currently has the right to have up to three directors nominated for election, and RES currently has the right to have up to three directors nominated for election. See “Certain Relationships and Transactions” below.

The Nominating Committee held four meetings during 2017.

Audit Committee

Currently, the Audit Committee consists of Messrs. Sabin (Chairman), Friend and Wall. All members of the Audit Committee are independent within the meaning of the NYSE American listing standards. The Audit

Committee is responsible for the engagement of the independent registered public accounting firm, reviews with the independent registered public accounting firm the plans and results of the audit engagement, approves professional services provided by the independent registered public accounting firm, reviews the independence of the independent registered public accounting firm, considers the range of audit and non-audit fees and reviews the adequacy of the Company’s internal accounting controls. The Audit Committee pre-approves all audit and non-audit services performed by the independent auditor either directly or through authority delegated to its Chairman. The board of directors has determined that Mr. Sabin is an audit committee financial expert within the meaning of regulations of the SEC and all members of the Audit Committee are financially literate. The Audit Committee operates pursuant to a written charter adopted by the board of directors. A copy of the charter is available on our website at http://condorhospitality.com in the Investor Relations section under “Governance Docs.” The Audit Committee held eight meetings during 2017. The Audit Committee has a written policy with respect to its review and approval or ratification of transactions between the Company and a director, executive officer or related person covered by the SEC’s rule S-K 404(a).

Investment Committee

Currently, the Investment Committee currently consists of Ms. Dufresne and Messrs. Landry (Chairman), Elsztain and Calahan. The Investment Committee’s primary responsibility is to review and approve or reject the Company’s proposed acquisition and divestiture of hotel properties, other investments in hotel properties, or other Company assets. The committee approves guidelines and processes for acquisitions to be presented to the board of directors, makes recommendations to the board and senior management regarding acquisitions, reviews due diligence and financial analysis for hotel acquisition, divestiture and investments, and makes recommendations on the board’s acquisition and divestment strategies. The committee has the authority to approve hotel acquisitions within the purchase price authority as set by the board from time to time, and to approve of any hotel divestiture in accordance with divestiture strategy established by the board.

Shareholder Communications with the Board of Directors

The Company provides an informal process for shareholders to send communications to the board of directors. Shareholders who wish to contact the board of directors or any of its members may do so in writing to board of directors, Condor Hospitality Trust, Inc., 4800 Montgomery Lane, Suite 220, Bethesda, Maryland 20814. Correspondence directed to an individual board member will be referred to that member. Correspondence not directed to a particular board member will be referred to the Chairman of the Board.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during 2017. No executive officer of the Company served as a member of the compensation committee or as a director of any company where an executive officer of such company is a member of the Compensation Committee or is a director of the Company.

Certain Relationships and Related Transactions

As of March 9, 2018, the record date for holders of common stock to vote at the Annual Meeting, RES beneficially owns approximately 28.5% of our outstanding common stock, and SREP beneficially owns approximately 24.2% of our outstanding common stock. By virtue of their significant voting power and certain governance rights, RES and SREP each have the power to significantly influence our business and affairs and the outcome of matters required to be submitted to shareholders for approval, including the election of our directors, amendments to our charter, mergers or sales of assets. RES or SREP’s influence over our business and affairs may not be consistent with the interests of some or all of our shareholders.

Voting Rights of Series E Preferred Stock. RES and SREP beneficially own all outstanding shares of the Series E Preferred Stock. On February 28, 2017, the Company entered into agreements with RES and IRSA and with SREP and StepStone for the voluntary conversion by them of all of the shares of the Company’s 6.25% Series D Cumulative Convertible Preferred Stock (the “Series D Preferred Stock”) into common stock, pursuant to the terms of the Series D Preferred Stock, and for the issuance of shares of the Series E Preferred Stock to RES and SREP.

The holders of the Series E Preferred Stock have the right to vote separately as a class on matters generally affecting the Series E Preferred Stock. Additionally, as long as 434,750 shares of Series E Preferred Stock (47% of the originally issued shares of Series E Preferred Stock) remain outstanding, then 75% approval of the Series E Preferred Stock will be required to approve significant corporate events as follows: merger, consolidation, liquidation or winding up of Condor, related party transactions exceeding $120,000, payment of dividends on common stock except from funds from operations or to maintain REIT status, the grant of exemptions from Condor’s charter limitation on ownership of 9.9% of any class or series of its securities (exclusive of SREP and RES), issuance of preferred stock, or commitment or agreement to do any of the foregoing.

Directors Designation Rights. The Company entered into an agreement on February 1, 2012 with RES and IRSA pursuant to which RES may designate the following number of directors to the board of directors if it beneficially owns the indicated percentage of voting power of the Company.

Voting Power	No. of Directors
34% or more	4
22% or more but less than 34%	3
14% or more but less than 22%	2
7% or more but less than 14%	1

The Company entered into an agreement on March 16, 2016 with SREP and StepStone pursuant to which StepStone may nominate the following number of directors if it beneficially owns the indicated percentage of voting power of the Company:

Voting Power	No. of Directors
22% or more but less than 34%	3
14% or more but less than 22%	2
7% or more but less than 14%	1

Each of RES and StepStone in their respective agreements with us has agreed to vote for the election of the incumbent members of the board of directors and their successors nominated by the Nominating Committee.

Board Size. We have agreed with each of RES and StepStone to maintain the size of our board of directors at nine members. If the outstanding shares of Series E Preferred Stock declines below 434,750 shares (47% of the original outstanding shares of Series E Preferred Stock), the holders of the Series E Preferred Stock will no longer have rights for a class vote to approve or consent to certain actions by the Company described above. If those voting rights are no longer available and SREP holds 15% or more of the voting power of the Company, the Company has agreed with SREP to reduce the size of board of directors to seven members. Similarly, if those voting rights are no longer available and RES holds 15% or more of the voting power of the Company, the Company has agreed with RES to reduce the size of the board of directors to seven members. If the size of the board of directors of the Company is reduced to seven members, StepStone’s and RES’s respective rights to designate directors for election to the board of directors based on their percentage of voting power would also change to the following:

Voting Power	No. of Directors
29% or more	3
Less than 29% but 15% or more	2
Less than 15% but 7% or more	1

Future Offerings. Prior to March 16, 2021, and provided that the Series E Preferred Stock is outstanding and SREP holds 14% or more of the voting control of the Company, the Company has agreed with SREP and StepStone that with respect to the issuance of common stock, or securities convertible into common stock (“Future Offering”) (exclusive of the issuance of common stock with respect to certain commitments, and certain existing long-term incentive plan or operating units of the Company’s operating partnership and certain future compensation awards), the Company will not without the consent of SREP:

•	until an aggregate of $100 million of common stock has been sold, issue common stock below the price of $10.40 per share, or securities convertible into common stock with a real or effective conversion or strike price below $10.40 per share of common stock; and

•	thereafter issue common stock below the price of $11.18 per share, or securities convertible into common stock with a real or effective conversion or strike price below $11.18 per share of common stock.

If SREP does not consent with respect to a Future Offering that requires its consent, then the Company may make an irrevocable offer to SREP to repurchase all shares of Series E Preferred Stock and common stock received by SREP on conversion of Series E Preferred Stock and Series D Preferred Stock. The repurchase price will be equal to the greater of:

•	an aggregate amount equal to (A) 120% of the liquidation preference of Series E Preferred Stock beneficially owned by SREP plus (B) 120% of the then-current conversion price of the Series E Preferred Stock for each share of common stock beneficially owned by SREP that were issued upon conversion of any Series D Preferred Stock or Series E Preferred Stock, or

•	in exchange for the Series E Preferred Stock and common stock issued upon conversion of any Series D Preferred Stock and Series E Preferred Stock, an amount equal to 95% of the aggregate net asset value of the Company per share multiplied by the number of shares of common stock beneficially owned by SREP that were issued upon conversion of any Series D Preferred Stock and Series E Preferred Stock, and shares of common stock issuable upon conversion of Series E Preferred Stock (regardless of whether the Series E Preferred Stock is convertible at such time).

Such repurchase offer, if accepted by SREP, will be conditioned upon, and the repurchase will occur concurrently with, the closing of the Future Offering.

The Company also has an agreement with RES and IRSA with respect to a Future Offering which provides the same consent and repurchase rights with respect to RES.

Preemptive Rights. Pursuant to agreements with RES and StepStone, the Company granted each of RES and StepStone the right to purchase the Company’s equity shares or securities convertible into its equity shares in the Company’s public and non-public offerings of its equity securities or securities convertible into its equity securities for cash proportional to their respective combined fully diluted beneficial ownership of our common stock (including common stock issuable upon conversion of the Series E Preferred Stock, if then convertible) at the same price and on the same terms as offered to others in the offering. The purchase right terminates on January 31, 2019, or later on January 31, 2021 for RES and/or StepStone, if RES or StepStone, respectively, beneficially own at least 1,538,461 shares of common stock at the time of the offering. The purchase right does not apply to issuances of equity securities (a) as employee equity awards or (b) for consideration in acquisition transactions.

Registration Rights. The Company has agreed with RES and IRSA to register for resale the shares of common stock issued to RES upon request. The Company has also agreed with SREP and StepStone to register for resale the shares of common stock issued to SREP upon request.

ITEM 1. ELECTION OF DIRECTORS

Nominees for Directors

The board of directors is presently comprised of nine members. Nine directors will be elected at the Annual Meeting and will serve a term expiring at the next annual meeting or until a successor is selected. Each of the nominees is currently a director and has served continuously since joining the board. The Articles provide that the board of directors can set the number of directors, but also provide that the board of directors must have no less than three nor more than eleven directors. Pursuant to agreements with RES and StepStone, the board of directors has set the number of directors at nine.

The board of directors has no reason to doubt the availability of the nominees, and all have consented to serve as a director of the Company if elected and all have consented to being named as nominee in this proxy statement. If any nominee becomes unavailable or unwilling to serve as a director for any reason, the person named as proxy on the Proxy Card is expected to consult with the Nominating Committee in voting the shares represented by the proxies, and as required pursuant to agreements with RES and/or StepStone, including voting for a substitute nominee.

Pursuant to the designation of RES, Messrs. Elsztain, Friend, and Sabin have been nominated for election as members of the board. At least one of the directors designated by RES will be appointed to each committee of the board of directors.

Pursuant to the designation of SREP, Messrs. Calahan, MacDonald, and Wall have been nominated for election as members of the board. At least one of the directors designated by SREP will be appointed to each committee of the board of directors.

The names of the nine director nominees submitted for election by the holders of the common stock and certain information about the nominees, are set forth below.

J. William Blackham, Director, President and Chief Executive Officer. Mr. Blackham, age 64, was appointed President and Chief Executive Officer and a member of the board of directors on March 2, 2015. Mr. Blackham, since 2008 to present, is a co-owner and the managing member of Trinity Investment Partners, LLC. Also since early 2011, he has served as the owner and managing member of Proximo Investments & Advisors, LLC, an investment and advisory company, and in various roles, including consultant, trustee and manager of affiliates, for Assured Administration, LLC. He was president and CEO of Eagle Hospitality, a hotel REIT which traded on the NYSE until its sale in 2007 and has been active for several decades in entities involved in real estate and hospitality development, acquisition and advisory services.

Mr. Blackham’s extensive experience as a leader of real estate ventures, his public hospitality REIT experience, and his proven capital raising experience provides the board with strong leadership and expertise in the hospitality REIT industry.

Thomas Calahan, Director. Mr. Calahan, age 36, is the Vice President - Portfolio Management of StepStone Group Real Estate LP since March 1, 2018. Mr. Calahan was appointed to the board of directors on March 14, 2018. Mr. Calahan served as a Vice President of Green Street Investors, the investment management affiliate of Green Street Advisors, known for its equity research coverage of publicly traded REITs in the United States and Europe from May 2016 to February 2018. He was Vice President - Global Indirect Real Estate at Aviva Investors, a global asset manager from June 2012 to April 2016. Mr. Calahan has a Masters of Business Administration degree from Columbia Business School, a Masters of Science, Real Estate Finance & Investment degree from New York University and a Bachelor of Science degree from Cornell University.

Mr. Calahan’s extensive experience in REITs, real estate and asset management provides the board with considerable expertise with respect to the Company’s business.

Committee: Investment Committee

Daphne J. Dufresne, Director. Ms. Dufresne, age 45, is a Managing Partner of GenNx360 Capital Partners, a private equity firm focused on acquiring middle market industrial and business services companies, since January 2017. Prior to joining GenNx360 Capital Partners, Ms. Dufresne was a Managing Director of RLJ Equity Partners (“RLJ”), a private equity fund from December 2005 to June 2016. Ms. Dufresne participated in building the RLJ investment team, raising $230 million of institutional capital, and constructing a partnership with The Carlyle Group, a global private equity firm. Prior to RLJ, Ms. Dufresne was a Venture Partner during 2005 with Parish Capital Advisors, a $425 million fund of funds for emerging and experienced institutional investors and a Principal from 1999 to 2005 at Weston Presidio Capital, a private equity organization with $3.4 billion of assets under management. She also served as Associate Director in 1997 in the Bank of Scotland’s Structured Finance Group. Ms. Dufresne has been a director of United Natural Foods, Inc. since October 2016. Ms. Dufresne received her B.S. from the University of Pennsylvania and her M.B.A. from the Harvard Business School. Ms. Dufresne has been a director of the Company since June 2015.

Ms. Dufresne extensive experience with capital sources and capital raising provides the board with substantial experience and expertise in reviewing and improving the Company’s capital structure.

Committees: Investment Committee

Daniel R. Elsztain, Director. Mr. Elsztain, age 45, obtained a degree in Economic Sciences from the Torcuato Di Tella University and has a Masters in Business Administration from the Austral IAE University. At present, he is a member of the board of IRSA Inversiones y Representaciones Sociedad Anónima (“IRSA”), a real estate public company listed both on the New York Stock Exchange (“NYSE”) and the Buenos Aires Stock Exchange (“BASE”), as well as its Chief Operating Officer and other executive capacities since 2004. He is a board member of Alto Palermo S.A. (APSA), a retail public company listed both on NASDAQ and BASE. Mr. Elsztain has been a director of the Company since February 2012.

His extensive experience in IRSA’s real estate operations and his participation on other public company boards provides the board with a source of substantial lodging and real estate knowledge.

Committees: Compensation Committee, Nominating Committee and Investment Committee

James H. Friend, Chairman of the Board. Mr. Friend, age 66, has been president and CEO of Friend Development Group, LLC since 1997 and has been actively involved in the hotel and real estate business for more than 26 years. Mr. Friend has extensive experience in the development process, including ground-up development, renovations, adaptive re-use and mixed-use developments. He has particular expertise developing and financing complicated real estate projects in urban and suburban areas. Mr. Friend has arranged financing for hotel and other real estate projects in excess of $600 million. He has worked closely with all major hotel brands, including Hilton, Marriott, Hyatt, Starwood, Intercontinental, Wyndham and Choice. He also has experience working with numerous luxury and independent luxury hotel brands as well as with branded and unbranded boutique hotels. Mr. Friend has partnered with major institutions, investment funds, high net worth families and significant hotel investment groups. He has advised NYSE companies, REIT’s, banks, hedge funds and privately held companies in a wide range of real estate product types, including hotels, retail, assisted living, multi-family and mixed-use development.

Mr. Friend is a graduate of Stanford University and the Northwestern University School of Law. He is a member of the Bar of the State of New York. He has served on various philanthropic boards, including the Richard Tucker Music Foundation, board of directors of the Stanford Alumni Association and currently is the chairman of the Stanford New York Alumni. He also has served as an adjunct professor at the Tisch Center for Hospitality, Tourism and Sports Management at New York University. Mr. Friend has been a director of the Company since February 2012.

Mr. Friend’s years of work in the hotel and real estate industry provides the board with a diverse and unique source of hotel and real estate knowledge.

Committees: Audit Committee

Donald J. Landry, Director. Mr. Landry, age 69, is president and owner of Top Ten Hospitality Advisors, an independent hospitality industry consulting company. Mr. Landry has over 45 years of lodging and hospitality experience in a variety of leadership positions. Most recently, Mr. Landry was the Chief Executive Officer, President and Vice Chairman of Sunburst Hospitality Inc. Mr. Landry has also served as President of Choice Hotels International, Inc., Manor Care Hotel Division and Richfield Hotel Management. Mr. Landry currently serves on the corporate advisory boards of Campo Architects, UniFocus and Windsor Capital Group and numerous nonprofit boards. Mr. Landry is a member of the board of trustees of Hersha Hospitality Trust. Mr. Landry is a frequent guest lecturer at the University of New Orleans where he serves on the board of the School of Hospitality, Restaurant and Tourism. Mr. Landry holds a bachelor of science from the University of New Orleans, which awarded him Alumnus of the Year in 1999. Mr. Landry is a Certified Hotel Administrator. Mr. Landry has been a director of the Company since February 2012.

Mr. Landry’s more than 45 years of experience in the lodging and real estate industries, including his roles as Chief Executive Officer, President and Vice Chairman of Sunburst Hospitality Inc. and President of Choice Hotels International, Inc., Manor Care Hotel Division and Richfield Hotel Management provides the board with an experienced source on lodging and real estate industries.

Committees: Nominating Committee and Investment Committee

Brendan MacDonald, Director. Mr. MacDonald, age 39, is a Partner of StepStone Real Estate LP since June 2014, a member of the real estate investment committee, with a primary focus on sourcing and executing investments on behalf of StepStone’s real estate fund and separate account vehicles. Mr. MacDonald was a founding partner of Clairvue Capital Partners since April 2010, a real estate investment manager which integrated with StepStone to establish StepStone Real Estate. At Clairvue, he was an investment committee member and focused on sourcing, underwriting and managing investments in the U.S., Europe and Latin America. Before Clairvue, he was a Director at Liquid Realty Partners, from January 2007 to October 2009, an investment manager focused on real estate private equity secondaries and held an acquisitions role at Babcock and Brown. Earlier in his career he completed GE Capital’s Financial Management Program and was part of GE’s global Sponsor Finance business. Mr. MacDonald received an MBA from Harvard Business School and a BS from Indiana University. Mr. MacDonald has been a director of the Company since March 2016.

Mr. MacDonald’s years of experience in real estate investment and capital raising provides the board with significant expertise in growing the Company.

Committees: Compensation Committee, Nominating Committee and Investment Committee

John M. Sabin, Director. Since May 2011, Mr. Sabin, age 63, has been the Executive Vice President and Chief Financial Officer of Revolution LLC as well as the Chief Financial Officer of The Stephen Case Foundation and the Case Family Office. Previously he was the Chief Financial Officer and General Counsel of Phoenix Health Systems, Inc. a private healthcare information technology outsourcing and consulting firm, from October 2004 to May 2011. Mr. Sabin has served as a finance executive with Hudson Hotels Corporation, Vistana, Inc., Choice Hotels International, Inc., Manor Care, Inc. and Marriott International, Inc. all of which were public companies at the time of his service. In his professional life Mr. Sabin has had commercial lease experience with a national law firm, transactional real estate experience with national hospitality and health care firms, commercial real estate financing experience, IPO experience, as well as experience as an audit committee and board member of several other public companies. Mr. Sabin is a member of the board of trustees of Hersha Hospitality Trust. Mr. Sabin has received Bachelor of Science degrees in Accounting and in University Studies; a

Masters of Accountancy and a Masters in Business Administration from Brigham Young University, and he also received a Juris Doctor from the J. Reuben Clark Law School at Brigham Young University. Mr. Sabin is a licensed CPA and is admitted to the bar in several states. Mr. Sabin has been a director of the Company since February 2012.

Mr. Sabin’s qualifications include substantial hospitality industry experience, as well as his substantial legal, finance and accounting experience. His current and prior service as both General Counsel and Chief Financial Officer of various companies provides the board with valuable insights with respect to finance, accounting, legal and corporate governance matters.

Committees: Audit Committee and Compensation Committee

Benjamin Wall, Director. Mr. Wall, age 42, is Co-Founder and Managing Partner of WJ Partners, LLC, a private investment firm based in Spartanburg, SC since 2008. He is responsible for deal sourcing, executing investments, and portfolio management. Mr. Wall is a director of Mobile Communications America, Inc. since August 2013, and previously served as director of Global Medical Imaging, LLC. Prior to founding WJ Partners, Mr. Wall worked for OTO Development, a national hotel developer and operator, from 2006 to 2008. Before OTO Development, Mr. Wall worked for Endurance Capital Management, a private equity firm in New York focused on the financial services sector, from 2002 to 2004. Mr. Wall started his career at Goldman Sachs in the investment banking division, beginning in 2000 through 2002, and was a member of GS Strategy Group with responsibility for evaluating and executing strategic acquisitions for Goldman Sachs. Mr. Wall earned a B.A. from Davidson College and an M.B.A from Harvard Business School. He currently is a member of the Board of Trustees of Davidson College. Mr. Wall is a Liberty Fellow of the Aspen Institute.

Mr. Wall’s extensive deal sourcing and investment experience provides valuable support to the evaluation of transactions by the board of directors.

Committees: Audit Committee

Unless authority for the above nominees is withheld, the person named as proxy on the Proxy Card will vote the shares represented by the enclosed proxy card, if executed and returned, “for” the election of the nominees named above.

StepStone and RES, pursuant to their respective director designation rights agreement, will vote FOR each of the above nine nominees.

The Board of Directors Unanimously Recommends a Vote “FOR” each of the Nominees.

COMPENSATION DISCUSSION AND ANALYSIS

The following compensation discussion and analysis provides information which the Compensation Committee believes is relevant to an assessment and understanding of compensation awarded to, earned by or paid to the Company’s executive officers listed in the summary compensation table (the “named executive officers”). This discussion should be read in conjunction with the summary compensation table and related tables below.

Compensation Practice

The Compensation Committee has developed and evolved compensation practices following significant senior level management changes in 2015 and the Company’s implementation of its current business strategy.

Compensation Overview and Objective

The Compensation Committee has the responsibility for developing and maintaining an executive compensation policy for named executive officers that creates a direct relationship between pay levels and corporate performance and returns to shareholders. The objective of the Company’s compensation program is to attract and retain a high caliber of management who will manage the Company in a manner that will promote its goals to achieve long term profitability and to advance the interest of the Company’s shareholders. The compensation program for named executive officers seeks to achieve the objective of retaining a high caliber of management by:

•	providing overall competitive pay levels,

•	creating proper incentives to enhance shareholder value,

•	rewarding superior performance, and

•	compensating at levels that are justified by the returns available to shareholders.

Chief Executive Officer Employment Agreement

On March 2, 2015, J. William Blackham was appointed Chief Executive Officer of the Company by the board of directors. Mr. Blackham’s employment agreement, entered into on March 2, 2015, and subsequently amended, has a term until March 31, 2022. Under the employment agreement he (i) receives an annual base salary, (ii) receives consideration for an annual bonus and (iii) is eligible to participate in any Company long-term incentive programs. The terms of Mr. Blackham’s employment were approved by the Compensation Committee. On June 28, 2017, after review by the Compensation Committee of the terms of Mr. Blackham’s employment agreement with respect to refinement of his incentives to better incent implementation of the Company’s business strategy for enhancing shareholder value and Company performance results, Mr. Blackham’s employment agreement was amended to provide:

•	cancellation of previously awarded 5,263,152 LTIPs (long-term incentive awards);

•	issuance of 73,385 restricted shares of common stock to Mr. Blackham, with vesting commencing March 29, 2018 through March 29, 2022, subject to continued employment, with vesting acceleration on change-in-control, termination without cause or good reason, death or disability;

•	36,692 shares of common stock which may be earned by him for each time share price target achieved from $11 to $18 when first achieved, if achieved prior to March 31, 2022, based on weighted market sales price over 60 consecutive trading days; and

•	11,741 shares to 19,569 shares of common stock which may be earned by him each time the Company achieves 85% to 101% of budgeted funds from operation for a fiscal year, 2017 through 2021; with an additional 391 shares earned for a fiscal year for each 2% above 101% target achieved, up to a maximum of additional 3,910 shares for the year.

Components of Compensation

The Company’s executive compensation is intended to support the overall compensation objective of retaining a high caliber of management.

Base Salary. Base salary is targeted to be competitive to attract and retain executives qualified to manage a hotel REIT. Base salary is intended to compensate the executive for satisfying the requirements of the position. Salaries for executive officers are typically reviewed by the Compensation Committee on an annual basis and may be changed based on the individual’s performance or a change in competitive pay levels in the marketplace. The Compensation Committee has approved base salaries for 2018 for the four named executive officers, J. William Blackham, President and Chief Executive Officer, Jonathan Gantt, Senior Vice President and Chief Financial Officer, Jeff Dougan, Senior Vice President and Chief Operating Officer, and Arinn Cavey, Chief Accounting Officer, of $400,000, $251,500, $250,000, and $175,000, respectively. Mr. Dougan has notified the Company of his resignation effective April 27, 2018.

Annual Incentive Plans. The Compensation Committee established and approved 2017 incentive compensations plans for the four named executive officers. A target incentive was established for each executive ranging from 25% to 150% of base salary, with a portion of the incentive allocated to each executive’s individual performance objective. The performance objectives consist of company growth, hotel management, hotel operational performance, hotel acquisitions and dispositions, financing, staffing, achieving analyst research coverage, and accounting, audit and regulatory filings.

The named executive officer must achieve the particular performance objectives established for the executive to earn the portion of the executive’s target incentive allocated to that performance objective. Payout under the plans to an executive will be in cash and/or equity (from shareholder approved employee stock plans). The Compensation Committee has discretion, including to make partial awards, and to take into account events and circumstances not contemplated when performance objectives were set.

In March 2017, the Compensation Committee reviewed achievement of Company growth in the first quarter against the executives’ performance goals and approved payouts as a percentage of base salary of: Mr. Blackham 25%; Mr. Gantt 17.5%; Mr. Dougan 2.5%; and Ms. Cavey 1.5%. In March 2018, the Compensation Committee reviewed the executive’s performance against their remaining performance goals and approved payouts as a percentage of base salary of: Mr. Blackham, 97%; Mr. Gantt, 95%; Mr. Dougan, 62.77%; and Ms. Cavey, 27%. The performance incentives payouts for Mr. Blackham’s and Ms. Cavey’s were paid in cash, and for Mr. Gantt were paid 40% in cash and 60% in shares of restricted common stock, and for Mr. Dougan were paid 50% in cash and 50% in shares of restricted stock. The shares of restricted stock vests in annual installments over 5 years, and are subject to continued employment, with vesting acceleration on change-in-control.

In March 2018, the Compensation Committee established and approved 2018 incentive compensations plans for the four named executive officers. A target incentive was established for each executive ranging from 45% to 125% of base salary, with a portion of the incentive allocated to each executive’s individual performance objective. The performance objectives consist of implementing the business plan, hotel management, hotel operational performance, hotel acquisitions and dispositions, financing, staffing, achieving analyst research coverage, and accounting, audit and regulatory filings. An executive must achieve the particular performance objectives established for the executive to earn the portion of the executive’s target incentive allocated to that performance objective. Payout under the plans to an executive will be in cash and/or equity (from shareholder approved employee stock plans). The Compensation Committee has discretion, including to make partial awards, and to take into account events and circumstances not contemplated when performance objectives were set.

Equity Incentive Plans. Equity stock incentives are paid to executive officers from the shareholder approved Company 2016 Stock Plan. The shareholders approved the 2016 Stock Plan at the annual shareholders meeting of the Company on June 15, 2016. The Committee recognizes the value of equity incentives in assisting the Company in the hiring and retaining of management personnel and in enhancing the long-term mutuality of interest between the Company shareholders and its directors, officers and employees.

The Company does not have a pension plan. The Company’s executive officers may participate in its 401(k) Plan on the same terms as other participating employees. The Company does not maintain a perquisite program for its executive officers.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

John M. Sabin (Chairman) Daniel R. Elsztain Brendan MacDonald

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation ($)(3)	Total ($)
J. William Blackham(4)	2017	350,000	0	2,300,128	0	427,000	14,430	3,091,558
President and Chief Executive Officer	2016	350,000	0	0	0	315,000	10,600	675,600
	2015	321,465	0	341,280	311,020	332,500	10,600	1,316,865

Jonathan J. Gantt(5)	2017	226,500	0	129,107		101,925	9,942	467,474
Chief Financial Officer and Senior Vice President	2016	215,000	0	103,200	0	68,800	8,628	395,628
	2015	32,281	0	0	0	0	21,813	54,094

Jeffrey W. Dougan	2017	226,500	0	71,086	0	74,565	13,353	385,504
Chief Operating Officer	2016	215,250	0	56,826	0	37,884	9,867	319,827
	2015	209,609	30,750	0	0	0	8,269	248,628

Arinn Cavey	2017	165,000	0	15,994		47,025	7,686	235,705
Chief Accounting Officer	2016	155,775	0	0	0	32,557	6,251	194,583

(1)	These columns reflect the grant date fair value of the stock awards (including warrants in the case of Mr. Blackham for 2015) granted in accordance with FASB Accounting Standards Codification Topic 718. The 2015 stock and option awards were granted to Mr. Blackham as an inducement to accept employment, the stock award, consisting of 5,263,152 long-term incentive plan units, was terminated in 2017 and the unexercised remaining option awards, consisting of warrants, expired on March 2, 2018. Mr. Blackham’s stock awards for 2017 consist of $777,881 of restricted stock vesting over 5 years, subject to continuous employment and acceleration on change of control. The balance of Mr. Blackham’s stock awards for 2017 may be earned in increments based on common stock market price achieving targets from $11.00 to $18.00 per share prior to March 31, 2022, and for Company achievement of budgeted performance. See footnote 12 to the Company’s consolidated financial statements for the fiscal year ended December 31, 2017 for the assumptions used in the valuation of these awards.
(2)	For 2016 and 2017, reflects cash amounts earned by the executive officers under their 2016 and 2017 incentive plans respectively. A description of these plans is included above in our Compensation Discussion and Analysis.
(3)	Amounts for the named executive officers represent contributions credited by the Company during 2017, 2016, and 2015 to its 401(k) plan ($10,800 for Mr. Blackham, $8,817 for Mr. Gantt, $10,800 for Mr. Dougan and $6,840 for Ms. Cavey), life insurance and long-term disability plan. Mr. Gantt received $20,000 on employment commencement in recognition of bonus forfeiture at his former employer and as relocation expenses.
(4)	Mr. Blackham became our President and Chief Executive Officer in March 2015 with an annual base salary of $350,000.
(5)	Mr. Gantt became our Senior Vice President and Chief Financial Officer in October 2015, with an annual base salary of $215,000.

Grants of Plan-Based Awards for Fiscal 2017

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (# of shares)(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock Awards($)(2)
Name		Threshold	Target	Maximum	Threshold	Target	Maximum
J. William Blackham	03/29/2017	0	525,000	525,000				73,385	777,881
	06/28/2017				0	305,277	317,015

Jonathan Gantt	03/29/2017	0	122,310	122,310	0	183,465	183,465

Jeffrey Dougan	03/29/2017	0	90,600	90,600	0	90,600	90,600

Arinn Cavey	03/29/2017	0	41,250	41,250	0	0	0	1,632	15,994

(1)	Non-equity incentive awards were made with respect to the executive officers’ 2017 incentive plans. See Compensation Discussion and Analysis for a description of these plans. Estimated Future Payouts Under Equity Incentive Plan Awards for Messrs. Gantt and Dougan are denominated in dollars, and will be paid in shares of common stock based on the fair market value under the 2016 Stock Plan at the time payouts, if any, are approved by the Compensation Committee.
(2)	See footnote 12 to the Company’s consolidated financial statements for the assumptions used in valuing these awards.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
J. William Blackham	66,153	0	12.48	March 2, 2018	73,385	730,180

Jonathan Gantt					4,242	42,207

Jeffrey Dougan					9,414	93,669

Arinn Cavey					1,632	16,238

(1)	Remaining unexercised warrants from hire date grant, warrants expired unexercised on expiration date.
(2)	Restricted stock grants which vest in five equal annual installments commencing March 31, 2018 for Messrs. Gantt and Dougan, March 29, 2018 for Mr. Blackham, and December 6, 2018 for Ms. Cavey, subject to continuous employment.

Equity Compensation Plan Information

The following table provides information about the Company’s common stock that may be issued upon exercise of options, warrants, and rights under existing equity compensation plans as of December 31, 2017:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted average exercise price of outstanding options, warrants, and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (including securities plans reflected in column(a)) (c)
Equity compensation plans approved by security holders	0	—	357,742	(2)
Equity compensation plans not approved by security holders	66,153	$12.48	0
Total	66,153	$12.48	357,742

(1)	Warrants granted as inducement to employment, expired unexercised on March 2, 2018.
(2)	Represents shares issuable under the Company’s 2016 Stock Plan. The maximum number of shares of the Company’s common stock that may be issued under the 2016 Stock Plan is 461,538. Additionally, an executive officer will be issued shares under the 2016 Stock Plan, if sufficient shares are then available under the 2016 Stock Plan, of 36,692 common shares each time stock market price targets of $11.00 to $18.00 (in one dollar increments) per common share are first achieved prior to March 31, 2022 based on the weighted-average common stock price for 60 consecutive trading days, and between 11,741 and 23,479 shares annually if budgeted Funds from Operations targets are achieved.

Potential Payments Upon Termination or Change-in-Control

If the employment of Mr. Blackham is terminated with cause, he will receive (i) accrued and unpaid base salary to the date of termination, (ii) the accrued and unused vacation to the date of termination, (iii) unpaid expense reimbursements, and (iv) vested amounts under qualified retirement plans. In addition, if he terminates employment without good reason he will also receive unpaid bonuses earned for completed prior fiscal years. If his employment is terminated without cause or if he terminates employment with good reason, in addition to the foregoing, he will receive: (i) an amount equal to one times (1x) base salary, (ii) an amount equal to one times (1x) the average annual bonus previously earned for up to the prior three (3) years, (iii) the immediate vesting of equity awards solely subject to time vesting, and (iv) any awards, not yet earned but may be earned based on the achievement of the applicable performance criteria, vested at a pro rata amount based on the performance period to the date of termination. Additionally, the Company will also pay his COBRA premiums during the period that he elects to receive COBRA coverage under the Company’s group health plans, not to exceed 18 months. If within 12 months following a change in control his employment is terminated other than for cause or by reason of death or disability or he terminates his employment for good reason, the additional base salary payment will be increased to two times (2x) base salary and the annual bonus payment will be increased to two times (2x) the average annual bonus previously earned for up to the prior three (3) years.

“Cause” under Mr. Blackham’s employment agreement includes certain (i) dishonest or fraudulent actions, felony conviction, (ii) a material failure to devote substantially all of his business time to the business of the Company or to follow the Company’s good faith instructions and directives; (iii) unreasonable and material neglect, refusal or failure to perform assigned duties; (iv) material breach by him of his employment agreement, the Company’s Code of Business Conduct and Ethics or similar codes; (v) any act bringing substantial public disrespect or scandal or ridicule of the Company, or (vi) any governmental regulatory agency recommends or orders that the Company terminate his employment or relieve him of his duties. “Change in Control” under Mr. Blackham’s employment agreement includes certain acquisitions of 50% or more of common stock or voting power of the Company, certain changes in the board of directors, or certain mergers or similar transactions if the shareholders prior to the transaction do not hold 50% of the voting power afterwards, or a liquidation or sale of than 50% of the Company assets.

Executive Officers of the Company

Information on our President and Chief Executive Officer, Mr. Blackham, is included above with information on our director nominees. Our other executive officers at March 9, 2018, their ages, positions held, and the business experience of each during the past five years are, as follows:

Jonathan J. Gantt, age 36, Senior Vice President and Chief Financial Officer since October 2015. Mr. Gantt served as Director, Treasury, Capital Markets and M&A of Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT) from July 2013 to October 2015. From July 2011 to July 2013 he attended the Tuck School of Business at Dartmouth, from which he received his Masters of Business Administration degree, with distinction. He served as an associate and analyst with Summer Street Capital Partners from February 2007 to July 2011. Prior to Summer Street Capital Partners, he served on the asset management team of HEI Hotels. Mr. Gantt is a graduate of the School of Hotel Administration at Cornell University, from which he received Bachelor of Science degree, with distinction.

Arinn Cavey, age 38, Chief Accounting Officer since September 2015. Prior to joining the Company, Ms. Cavey was employed with KPMG LLP since September 2002, last serving as an Audit Senior Manager. She has extensive audit experience in the consumer and industrial markets industries. She has provided professional audit services to publicly-held SEC registrants in accordance with PCAOB requirements and U.S. GAAP as well as to private companies in accordance with AICPA requirements. She is a Certified Public Accountant and holds a Bachelor of Science degree in Accounting from Drake University.

Jeffrey W. Dougan, age 58, Senior Vice President and Chief Operating Officer since July 2013. Mr. Dougan he is responsible for overseeing the Company’s third party management companies, hotel operations, as well as maintaining relationships with current and future brand families. Mr. Dougan previously served more than 25 years in the hospitality industry. From June 2008 to July 2013, Mr. Dougan was a former Vice President of Operations for Stonebridge Hospitality where he oversaw a diverse hotel portfolio featuring eight different brands in a variety of segments. He has held a number of industry positions with leading companies, including Vice President of Operations at Sage Hospitality Resources, Area Operations Manager at the Homestead Village in Colorado and New Mexico, and General Manager at the Grand Aspen Hotel and the Dillon Comfort Suites, both in Colorado. Mr. Dougan holds a Bachelor of Science degree in Business Administration from the Rochester Institute of Technology.

Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)	Total ($)
Daphne J. Dufresne	30,625	12,413	0	43,038
Daniel R. Elsztain	32,750	9,241	0	41,991
James H. Friend	39,875	3,788	0	43,663
Jeffrey Giller	18,250	18,788	0	37,038
Donald J. Landry	33,750	13,503	0	47,253
Mark Linehan	21,171	13,215	0	34,386
Brendan MacDonald	21,250	23,663	0	44,913
John M. Sabin	50,250	3,788	0	54,038
Benjamin Wall	3,902	328	0	4,230

Mr. Linehan resigned from the board in December 2017 and Mr. Wall joined the board in December 2017. Mr. Giller resigned from the board in March 2018.

(1)	Directors receive an annual retainer of $30,000 paid in quarterly installments in cash and common stock. Additionally, directors received fees of $1,000 per board meeting attended in person and $500 per telephonic board meeting. From time to time, directors, as authorized representatives of the board, engage in board duties outside of meetings, and receive fees for the performance of such additional board duties in an hourly or daily amount previously set by the board. Mr. Sabin received $6,000 and Mr. Friend received $2,000 in 2017 for the performance of such additional board duties. Committee chairmen received compensation as follows: Audit Committee chairman annual retainer of $9,000 and Compensation Committee chairman annual retainer of $1,500. Each Audit Committee member, other than the chairman, receives a fee of $750 per quarter. The chairman of the Investment Committee receives a monthly fee of $750, and the other members of the Investment Committee who are independent directors each receive a monthly fee of $500.
(2)	Stock awards consist of the grant date fair value of common stock issued as fees to independent directors. $5,000 of the annual retainer is paid in shares of restricted common stock of the Company, vesting in equal monthly installments over 3 years, subject to continuous board membership. The number of restricted shares were determined for 2017 based on the closing price of the common stock on March 29, 2017 of $10.29. The directors may also make an annual voluntary election to receive any portion of the remaining balance of their annual retainer in the form of common stock valued at a 20% premium to the cash that would have otherwise been received, with the shares valued at the closing price of the common stock on the last trading day of the applicable calendar quarter. The fees of the members of the Investment Committee are paid quarterly in common stock issued under the 2016 Stock Plan, based on a value per share equal to the average of the closing price of the common stock during the first 20 trading days of the year.

(3)	Unexercised stock awards, consisting of unvested restricted stock for each director as of December 31, 2017 were as follows:

Unvested Restricted Stock
Daphne J. Dufresne	366
Daniel R. Elsztain	366
James H. Friend	366
Jeffrey Giller	366
Donald J. Landry	366
Mark Linehan	0
Brendan MacDonald	366
John M. Sabin	366
Benjamin Wall	33

ITEM 2: APPROVAL OF AMENDMENT TO THE 2016 STOCK PLAN

General

The board of directors recognizes the value of stock incentives in assisting the Company in the hiring and retaining of management personnel and in enhancing the long-term mutuality of interest between the Company shareholders and its directors, officers and employees. The Board has approved, and the shareholders are being asked to approve, an amendment to the Company 2016 Stock Plan, (the “Plan”) to increase the number of shares available under the Plan by 300,000 shares. The Board has approved this amendment to the Plan, and is recommending approval of the amendment by the shareholders, to provide greater flexibility to the Compensation Committee of the Board (the “Committee”) in awarding performance-based equity awards and in developing equity incentive plans.

461,538 shares of common stock were originally approved for issuance under the Plan and 309,138 shares remain currently available for issuance under the Plan. The Plan was previously approved by the shareholders on June 15, 2016 annual meeting of shareholders. The principal features of the Plan are summarized below. As of the date of this proxy statement, there are no options granted under the Plan.

Administration. Under the Plan, the Compensation Committee may grant stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, deferred stock units and other forms of stock-based compensation to directors, officers and other employees of the Company and its subsidiaries. The number of grantees may vary from year to year. The number of employees and directors currently eligible to participate in the Plan is estimated to be approximately 24. The Compensation Committee administers the Plan and its determinations are binding upon all persons participating in the Plan.

Available Shares. The maximum number of shares of the Company’s common stock that may be issued under the Plan prior to this requested amendment is 309,138. Any shares of common stock subject to an award under the Plan which for any reason is cancelled, terminated or otherwise settled without the issuance of any common stock are again available for awards under the Plan. Shares of stock subject to options or stock appreciation rights shall be deducted from the Plan share reserve based on the gross number of shares of stock exercised, and the shares of stock subject to an award that are retained by the Company or tendered to the Company to pay the exercise price or withholding taxes shall not become available again for issuance under the Plan. Any shares repurchased by the Company in the open market shall not increase the number of shares available for issuance under the Plan.

The shares may be unissued shares or treasury stock. If there is a stock split, stock dividend, recapitalization, spinoff, exchange or other similar corporate transaction or event affecting the Company’s common stock, appropriate adjustments shall be made by the Compensation Committee in the number of shares issuable in the future and in the number of shares and price under all outstanding grants made before the event.

Grants Under The Plan

Stock Options for Employees: The Compensation Committee may grant employees nonqualified options and options qualifying as incentive stock options. The option price of either a nonqualified stock option or an incentive stock option will be the fair market value of the common stock on the date of grant. Options qualifying as incentive stock options must meet certain requirements of the Internal Revenue Code. The Compensation Committee shall determine the methods of payment upon exercising an option, which may include paying the option price in cash, or withholding shares otherwise issuable on exercise of the option, or delivering other shares of common stock. The term of each option will be fixed by the Compensation Committee but may not exceed ten years from the date of grant. The Compensation Committee will determine the time or times when each option is exercisable. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Compensation Committee. Other than in connection with a change in capitalization (as described above), the exercise price of a stock option may not be reduced. Stock options may not be granted under the Plan in consideration for the delivery of the Company common stock in payment of the exercise price or tax withholding under any other stock option, i.e., no “reloads”. Unless otherwise provided by the Compensation Committee at the time of grant, if the employment of an optionholder is involuntarily terminated within one year of a change-in-control of the Company (as defined in the Plan), then all outstanding options of such employee become immediately exercisable.

Stock Options of Acquired Companies: The Compensation Committee may also grant stock options in replacement of or upon assumption of options previously issued by companies acquired by the Company by merger or stock purchase. Any options so replaced or assumed may have the same terms including exercise price as the options so replaced or assumed. Any such options shall not count against the share reserve limits.

Stock Appreciation Rights: The Compensation Committee may grant a stock appreciation right (a “SAR”) in conjunction with an option granted under the Plan or separately from any option. Each SAR granted in tandem with an option may be exercised only to the extent that the corresponding option is exercised, and such SAR terminates upon termination or exercise of the corresponding option. Upon the exercise of a SAR granted in tandem with an option, the corresponding option will terminate. SAR’s granted separately from options may be granted on such terms and conditions as the Compensation Committee establishes; however, the term of each SAR may not exceed ten years from the date of grant. If an employee exercises a SAR, the employee will generally receive a payment equal to the excess of the fair market value at the time of exercise of the shares with respect to which the SAR is being exercised over the price of such shares as fixed by the Compensation Committee at the time the SAR was granted; the price fixed by the Compensation Committee at the time the SAR was granted will be the fair market value of the common stock on the date of grant. Payment may be made in cash, in shares of the Company common stock, or any combination of cash and shares as the Compensation Committee determines. Other than in connection with a change in capitalization (as described above), the exercise price of a stock appreciation right may not be reduced. Unless otherwise provided by the Compensation Committee at the time of grant, if the employment of an SAR holder is involuntarily terminated within one year of a change-in-control (as defined in the Plan) of the Company, then all outstanding SARs of such employee become immediately exercisable.

Restricted Stock: The Compensation Committee may grant awards of restricted stock to employees under the Plan. The restrictions on such shares shall be established by the Compensation Committee, which may include restrictions relating to continued employment and the Company financial performance. The Compensation Committee may issue such restricted stock awards without any cash payment by the employee, or with such cash payment as the Compensation Committee may determine. Unless otherwise provided by the Compensation Committee at the time of grant, if the employment of a restricted stock/unit holder is involuntarily terminated within one year of a change-in-control of the Company (as defined in the Plan), all restrictions for such employee lapse. The Compensation Committee has the right to accelerate the vesting of restricted shares and to waive any restrictions. The Compensation Committee intends to grant acceleration or waiver of restricted stock provisions only in the case of special circumstances.

Other Stock-Based Awards: The Compensation Committee may grant other stock-based awards and other awards to participants under the Plan that are based in whole or in part by reference to, or otherwise based on the fair market value of the Company common stock, on such terms as the Compensation Committee may determine. Such awards may include restricted stock units, which may be settled in common stock or otherwise, performance share awards which are the subject of one or more performance criteria, and deferred stock units, which entitle the participant to receive shares (or cash or other property if so determined by the Compensation Committee) at a future time. The Compensation Committee may make appropriate provision for the effect of a change-in-control (as defined in the Plan) on restricted stock units, deferred stock units, and performance-based awards. For participants covered by any Company executive incentive plan, the performance measures for performance share awards will be those designated in such plan.

Dividend Equivalent Right: No dividends nor dividend equivalents shall be paid on stock options or stock appreciation rights. The Compensation Committee may provide, in connection with the grant of restricted stock or other stock-based awards, that any dividends declared on common stock or dividend equivalents be paid to the participant, accumulated for the benefit of the participant and paid to the participant after the expiration of any restrictions, or not paid or accumulated.

Director Participation: Non-employee directors may receive awards under the Plan upon approval by the board of directors. With respect to awards to such directors, all rights, powers and authorities vested in the Compensation Committee under the Plan are instead to be exercised by the board.

Tax Withholding: The Compensation Committee may permit an employee to satisfy applicable federal, state and local tax withholding requirements through the delivery to the Company of previously-acquired shares of common stock or by having shares otherwise issuable under the Plan withheld by the Company.

Other Information: Except as permitted by the Compensation Committee, awards under the Plan are not transferable except by will or under the laws of descent and distribution. Unless terminated by action of the board, the Plan will continue in effect until June 15, 2026, but awards granted prior to such date will continue in effect until they expire in accordance with their original terms. The board may also amend the Plan as it deems advisable. Amendments which (1) materially modify the requirements for participation in the Plan, (2) increase the number of shares of the Company common stock subject to issuance under the Plan, (3) change the minimum exercise price for stock options as provided in the Plan, (4) eliminate the prohibitions on repricing and reloads, or (5) extend the term of the Plan must be submitted to shareholders for approval. No amendment or termination shall affect the rights of any participant with respect to a previously granted award without the written consent of the participant.

Federal Income Tax Consequences

With respect to incentive stock options, if the holder of an option does not dispose of the shares acquired upon exercise of the option within one year from the transfer of such shares to such employee, or within two years from the date the option to acquire such shares is granted, then for federal income tax purposes (1) the optionee will not recognize any income at the time of exercise of the option; (2) the excess of the fair market value of the shares as of the date of exercise over the option price will constitute an “item of adjustment” for purposes of the alternative minimum tax; and (3) the difference between the option price and the amount realized upon the sale of the shares by the optionee will be treated as a long-term capital gain or loss. the Company will not be allowed a deduction for federal income tax purposes in connection with the granting of an incentive stock option or the issuance of shares thereunder.

With respect to the grant of options which are not incentive stock options, the person receiving an option will recognize no income on receipt thereof. Upon the exercise of the option, the optionee will recognize ordinary income in the amount of the difference between the option price and the fair market value of the shares on the date the option is exercised. the Company generally will receive an equivalent deduction at that time.

With respect to restricted stock awards and other stock awards, an amount equal to the fair market value of the Company shares distributed to the employee (in excess of any purchase price paid by the employee) will be includable in the employee’s gross income at the time of receipt unless the award is not transferable and subject to a substantial risk of forfeiture as defined in Section 83 of the Internal Revenue Code (a “Forfeiture Restriction”). If an employee receives an award subject to a Forfeiture Restriction, the employee may elect to include in gross income the fair market value of the award. In the absence of such an election, the employee will include in gross income the fair market value of the award subject to a Forfeiture Restriction on the earlier of the date such restrictions lapse or the date the award becomes transferable. the Company generally is entitled to a deduction at the time and in the amount that the income is included in the gross income of an employee.

With respect to restricted stock units, deferred stock units, performance shares and stock appreciation rights, the amount of any cash (or the fair market value of any common stock) received will be subject to ordinary income tax in the year of receipt of the stock or cash and the Company generally will be entitled to a deduction for such amount.

Vote Required

The favorable vote of the holders of a majority of the votes represented by the outstanding shares of common stock present in person or represented by proxy at the meeting and entitled to vote at the annual meeting is required for approval of this amendment of the Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE

APPROVAL OF AMENDMENT TO THE 2016 STOCK PLAN.

AUDIT COMMITTEE REPORT

The Audit Committee of the board of directors is comprised of three Directors, each of whom satisfies the independence and financial literacy requirements of the NYSE American listing standards. The board of directors has determined that Mr. Sabin is an audit committee financial expert (as defined by the Securities and Exchange Commission) and that all members of the Audit Committee are financially literate. The Audit Committee operates under a written charter adopted by the board of directors. The Audit Committee reviews and reassesses the charter annually and recommends any changes to the board for approval. Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with U.S. generally accepted auditing standards and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. In this context, the Audit Committee has met and held discussions with management and KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2017.

Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and KPMG.

The Audit Committee received from and discussed with KPMG the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with KPMG any matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committee, as amended, as adopted by the Public Company Accounting Oversight Board relating to communications between the Audit Committee and the independent auditors.

Based upon the Audit Committee’s discussions with management and KPMG and the Audit Committee’s review of the representation of management and the report of KPMG to the Audit Committee, the Audit Committee recommended that the board of directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

John M. Sabin (Chairman) James H. Friend Benjamin Wall

ITEM 3. RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents the fees for professional audit services rendered by KPMG LLP for the audit of the Company’s consolidated financial statements for the fiscal years ended December 31, 2017 and 2016, and fees billed for other services rendered by KPMG during those periods.

Year Ended December 31,	2017	2016
Audit Fees(1)	$633,115	$558,253
Audit Related Fees	0	0
Tax Fees(2)	334,965	380,852
All Other Fees	0	0
Total	$968,080	$939,105

(1)	Includes fees billed for professional services rendered by KPMG for the audit of the Company’s fiscal 2017 and 2016 annual financial statements, and review of the Company’s quarterly financial statements during 2017 and 2016.
(2)	Includes fees billed for professional services rendered by KPMG for tax compliance, tax advice, and tax planning.

The Audit Committee has determined that the provision of the non-audit services performed by KPMG during the 2017 and 2016 fiscal years is compatible with maintaining KPMG’s independence from the Company.

Pursuant to the terms of the Company’s Audit Committee Charter, the Audit Committee is responsible for the appointment, compensation and oversight of the work performed by the Company’s independent accountants. The Audit Committee, or a designated member of the Audit Committee, must pre-approve all audit (including audit-related) and non-audit services performed by the independent accountants in order to assure that the provisions of such services do not impair the accountants’ independence. The Audit Committee has delegated interim pre-approval authority to Mr. Sabin, Chairman of the Audit Committee. Any interim pre-approval of permitted non-audit services is required to be reported to the Audit Committee at its next scheduled meeting.

KPMG’s principal function is to audit the consolidated financial statements of the Company and its subsidiaries and, in connection with that audit, to review certain related filings with the SEC and to conduct limited reviews of the financial statements included in the Company’s quarterly reports.

The Audit Committee has appointed KPMG as the Company’s independent registered public accounting firm for fiscal year 2018 and requests that shareholders ratify this appointment. A representative of KPMG is expected to be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions. In the event the shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee.

The Board of Directors Recommends a Vote “FOR” Item 3.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under United States securities laws, the Company’s directors and executive officers, and persons who own more than 10% of our common stock, are required to report their ownership of the common stock and any changes in ownership to the Securities and Exchange Commission (the “SEC”). These persons are also required by SEC regulations to furnish the Company with copies of these reports. Specific due dates for these reports have been established, and the Company is required to report in this Proxy Statement any failure to file such reports by those due dates during the 2017 fiscal year.

Based solely upon a review of the reports furnished to the Company or written representations from the Company’s directors and executive officers, the Company believes that all of these filing requirements were satisfied by the Company’s directors and executive officers, and owners of more than 10% of the common stock on a timely basis.

SHAREHOLDER PROPOSALS

If any shareholder intends to present a proposal to be considered for inclusion in the Company’s proxy materials in connection with the 2019 Annual Meeting, the proposal must be in proper form and must be received by the Company at its office in Bethesda, Maryland, on or before December 17, 2018.

The Company’s bylaws set forth certain procedures which shareholders must follow in order to nominate a director or present any other business at an annual shareholders’ meeting. Generally, a shareholder must give timely notice to the Secretary of the Company. To be timely, such notice must be received by the Company at its principal executive offices not less than ninety days prior to the annual meeting. The bylaws specify the information which must accompany such shareholder notice. Details of the provision of the bylaws may be obtained by any shareholder from the Secretary of the Company.

OTHER MATTERS

As of the date of this Proxy Statement, management knows of no other business to be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

The Company will furnish to each beneficial owner of common stock entitled to vote at the Annual Meeting, upon written request to the attention of Investor Relations at 4800 Montgomery Lane, Suite 220, Bethesda, MD 20814, additional copies of the Company’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2017, including the financial statements and financial statement schedules as filed by the Company with the SEC.

By Order of the Board of Directors,

James H. Friend Chairman

April 16, 2018

APPENDIX A

The first sentence of Section 5.1 of the 2016 Stock Plan is hereby amended and replaced in its entirety with the following:

“The number of shares of Stock subject to Awards under the Plan may not exceed ~~461,538~~ 761,538 shares of Stock.”

ANNEX

Note: Pursuant to Instruction 3 to Item 10 of Schedule 14A of the Securities Exchange Act of 1934, the following written plan document, which is not being mailed to stockholders with the proxy statement, is being filed in electronic format as an annex to this proxy statement filing.

CONDOR HOSPITALITY TRUST 2016 STOCK PLAN

SECTION 1

NAME AND PURPOSE

1.1    NAME. The name of the plan shall be the Condor Hospitality Trust 2016 Stock Plan (the “Plan”).

1.2.    PURPOSE OF PLAN. The purpose of the Plan is to foster and promote the long-term financial success of the Company and increase stockholder value by (a) motivating superior performance by means of stock incentives, (b) encouraging and providing for the acquisition of an ownership interest in the Company by Participants and (c) enabling the Company to attract and retain the services of a management team responsible for the long-term financial success of the Company.

SECTION 2

DEFINITIONS

2.1    DEFINITIONS. Whenever used herein, the following terms shall have the respective meanings set forth below:

(a)	“Act” means the Securities Exchange Act of 1934, as amended.

(b)	“Award” means any Option, Stock Appreciation Right, Restricted Stock, or Other Stock-Based Award granted under the Plan, including Awards combining two or more types of Awards in a single grant.

(c)	“Board” means the Board of Directors of the Company.

(d)	“Code” means the Internal Revenue Code of 1986, as amended.

(e)	“Committee” means the Compensation Committee of the Board, or its successor, or such other committee of the Board to which the Board delegates power to act under or pursuant to the provisions of the Plan.

(f)	“Company” means Condor Hospitality Trust, Inc. a Maryland corporation (and any successor thereto) and its Subsidiaries.

(g)	“Eligible Director” means a person who is serving as a member of the Board and who is not an Employee.

(h)	“Employee” means any employee of the Company or any of its Subsidiaries.

(i)	“Fair Market Value” means, on any date, the closing price of the Stock as reported on the Nasdaq Stock Exchange (or on such other recognized market or quotation system on which the trading prices of the Stock are traded or quoted at the relevant time) on such date. In the event that there are no Stock transactions reported on such exchange (or such other system) on such date, Fair Market Value shall mean the closing price on the immediately preceding date on which Stock transactions were so reported.

(j)	“Option” means the right to purchase Stock at a stated price for a specified period of time. For purposes of the Plan, an Option may be either (i) an Incentive Stock Option within the meaning of Section 422 of the Code or (ii) a Nonstatutory Stock Option.

(k)	“Other Stock-Based Award” means an award of a share of Stock or units of common stock, including restricted stock units and deferred stock units, to a Participant subject to such terms as the Committee may determine.

(l)	“Participant” means any Employee, Eligible Director or consultant (a non-employee who performs bona fide services for the Company) designated by the Committee to participate in the Plan.

(m)	“Plan” means the Condor Hospitality Trust 2016 Stock Plan, as in effect from time to time.

(n)	“Restricted Stock” shall mean a share of Stock granted to a Participant subject to such restrictions as the Committee may determine.

(o)	“Series D Stock” means the Company’s Series D convertible cumulative preferred stock.

(p)	“Stock” means the Common Stock of the Company, par value $0.01per share.

(q)	“Stock Appreciation Right” means the right, subject to such terms and conditions as the Committee may determine, to receive an amount in cash or Stock, as determined by the Committee, equal to the excess of (i) the Fair Market Value, as of the date such Stock Appreciation Right is exercised, of the number shares of Stock covered by the Stock Appreciation Right being exercised over (ii) the aggregate exercise price of such Stock Appreciation Right.

(r)	“Subsidiary” means any corporation or partnership in which the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock of such corporation or of the capital interest or profits interest of such partnership.

2.2    GENDER AND NUMBER. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

SECTION 3

ELIGIBILITY AND PARTICIPATION

The only persons eligible to participate in the Plan shall be those Participants selected by the Committee.

SECTION 4

POWERS OF THE COMMITTEE

4.1    COMMITTEE MEMBERS. The Plan shall be administered by the Committee comprised of no fewer than two members of the Board. Each Committee member shall satisfy the requirements for (i) an “independent director” for purposes of the Company’s corporate charter, (ii) an “independent director” under rules adopted by the Nasdaq Stock Exchange, (iii) a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act, and (iv) an “outside director” under Section 162(m) of the Code.

4.2    POWER TO GRANT. The Committee shall determine the Participants to whom Awards shall be granted, the type or types of Awards to be granted, and the terms and conditions of any and all such Awards. The

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Committee may establish different terms and conditions for different types of Awards, for different Participants receiving the same type of Awards, and for the same Participant for each Award such Participant may receive, whether or not granted at different times.

4.3    ADMINISTRATION. The Committee shall be responsible for the administration of the Plan. The Committee, by majority action thereof, is authorized to prescribe, amend, and rescind rules and regulations relating to the Plan, to provide for conditions deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary or advisable for the administration and interpretation of the Plan in order to carry out its provisions and purposes. Determinations, interpretations, or other actions made or taken by the Committee pursuant to the provisions of the Plan shall be final, binding, and conclusive for all purposes and upon all persons.

4.4    DELEGATION BY COMMITTEE. The Committee may, at any time and from time to time, (a) delegate to one or more of its members all or any of its responsibilities and powers, including the responsibilities and authority described under Sections 4.2 and 4.3, and (b) grant authority to Employees or designate Employees of the Company to execute documents on behalf of the Committee or to otherwise assist the Committee in the administration and operating of the Plan.

SECTION 5

STOCK SUBJECT TO PLAN

5.1    NUMBER. The number of shares of Stock subject to Awards under the Plan may not exceed ~~461,538~~ 761,538 shares of Stock. Provided, however, Awards under this plan may not exceed 38,461 shares of Stock prior to the conversion into Stock of all of the shares the Series D Stock.

The shares to be delivered under the Plan may consist, in whole or in part, of treasury Stock or authorized but unissued Stock, not reserved for any other purpose.

5.2    AVAILABILITY OF STOCK NOT ISSUED PURSUANT TO AWARDS. Any shares of Stock subject to an Award which for any reason are cancelled, terminated or otherwise settled without the issuance of any Stock shall again be available for Awards under the Plan. Notwithstanding the foregoing, shares of Stock subject to Options or Stock Appreciation Rights shall be deducted from the Plan share reserve based on the gross number of shares of Stock exercised and not deducted based on the net number of shares of Stock delivered; the shares of Stock subject to an Award that are tendered to the Company or retained by the Company to pay the exercise price or withholding taxes shall be deducted from the Plan share reserve and shall not become available again for issuance under the Plan.

5.3    ADJUSTMENT IN CAPITALIZATION. In the event of any Stock dividend or Stock split, recapitalization (including, without limitation, the payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to stockholders, exchange of shares, or other similar corporate transaction or event, (i) the aggregate number of shares of Stock available for Awards under Section 5.1 and (ii) the number of shares and exercise price with respect to Options and the number, prices and dollar value of other Awards, shall be appropriately adjusted by the Committee, whose determination shall be conclusive.

5.4    DIVIDEND EQUIVALENT RIGHTS. No dividends or dividend equivalents shall be paid on Options or Stock Appreciation Rights. The Committee may at the time of a Restricted Stock or Other Stock-Based Award provide that any dividends declared on common stock or dividend equivalents be (i) paid to the Participant, (ii) accumulated for the benefit of the Participant and paid to the Participant only after the expiration of any restrictions, or (ii) not paid or accumulated.

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SECTION 6

STOCK OPTIONS

6.1    GRANT OF OPTIONS. Options may be granted to Participants at such time or times as shall be determined by the Committee. Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Nonstatutory Stock Options. The Committee shall have complete discretion in determining the number of Options, if any, to be granted to a Participant. Each Option shall be evidenced by an Option agreement that shall specify the type of Option granted, the exercise price, the duration of the Option, the number of shares of Stock to which the Option pertains, the exercisability (if any) of the Option in the event of death, retirement, disability or termination of employment, and such other terms and conditions not inconsistent with the Plan as the Committee shall determine. Options may also be granted in replacement of or upon assumption of options previously issued by companies acquired by the Company by merger or stock purchase, and any options so replaced or assumed may have the same terms including exercise price as the options so replaced or assumed; any such options shall not count against the limits established in Section 5.1.

6.2    OPTION PRICE. Nonstatutory Stock Options and Incentive Stock Options granted pursuant to the Plan shall have an exercise price which is not less than the Fair Market Value on the date the Option is granted.

6.3    EXERCISE OF OPTIONS. Options awarded to a Participant under the Plan shall be exercisable at such times and shall be subject to such restrictions and conditions as the Committee may impose, subject to the Committee’s right to accelerate the exercisability of such Option in its discretion. Notwithstanding the foregoing, no Option shall be exercisable for more than ten years after the date on which it is granted.

6.4    PAYMENT. The Committee shall establish procedures governing the exercise of Options, which shall require that written notice of exercise be given and that the Option price be paid in full in cash or cash equivalents, including by personal check, at the time of exercise or pursuant to any arrangement that the Committee shall approve. The Committee may, in its discretion, permit a Participant to make payment (i) by tendering, either by actual delivery of shares or by attestation, shares of Stock already owned by the Participant valued at its Fair Market Value on the date of exercise or (ii) by electing to have the Company retain Stock which would otherwise be issued on exercise of the Option, valued at its Fair Market Value on the date of exercise. As soon as practicable after receipt of a written exercise notice and full payment of the exercise price, the Company shall deliver to the Participant a certificate or certificates representing the acquired shares of Stock. The Committee may permit a Participant to elect to pay the exercise price upon the exercise of an Option by irrevocably authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any required tax withholding resulting from such exercise. The Committee may approve other methods of payment.

6.5    INCENTIVE STOCK OPTIONS. Notwithstanding anything in the Plan to the contrary, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code, or, without the consent of any Participant affected thereby, to cause any Incentive Stock Option previously granted to fail to qualify for the Federal income tax treatment afforded under Section 421 of the Code.

6.6    NO REPRICING. Other than in connection with the change in capitalization (as described in Section 5.3 of the Plan), the terms of Awards may not be amended to reduce the exercise price of Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Option or Stock Appreciation Right.

6.7    NO RELOAD GRANTS. Options shall not be granted under the Plan in consideration for the delivery of Stock to the Company in payment of the exercise price and/or tax withholding obligation under any other Option.

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SECTION 7

DIRECTOR AWARDS

7.1    DIRECTOR AWARDS. Any Award or formula for granting an Award under the Plan made to Eligible Directors shall be approved by the Board. With respect to awards to such directors, all rights, powers and authorities vested in the Committee under the Plan shall instead be exercised by the Board.

SECTION 8

STOCK APPRECIATION RIGHTS

8.1    SAR’S IN TANDEM WITH OPTIONS. Stock Appreciation Rights may be granted to Participants in tandem with any Option granted under the Plan, either at or after the time of the grant of such Option, subject to such terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine. Each Stock Appreciation Right shall only be exercisable to the extent that the corresponding Option is exercisable, and shall terminate upon termination or exercise of the corresponding Option. Upon the exercise of any Stock Appreciation Right, the corresponding Option shall terminate.

8.2    OTHER STOCK APPRECIATION RIGHTS. Stock Appreciation Rights may also be granted to Participants separately from any Option, subject to such terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine.

8.3    LIMITATIONS. The provisions of Sections 6.2, 6.3, 6.6 and 6.7 of the Plan shall also apply to Stock Appreciation Rights.

SECTION 9

RESTRICTED STOCK

9.1    GRANT OF RESTRICTED STOCK. The Committee may grant Restricted Stock to Participants at such times and in such amounts, and subject to such other terms and conditions not inconsistent with the Plan as it shall determine. Each grant of Restricted Stock shall be subject to such restrictions, which may relate to continued employment with the Company, performance of the Company, or other restrictions, as the Committee may determine. Each grant of Restricted Stock shall be evidenced by a written agreement setting forth the terms of such Award.

9.2    REMOVAL OF RESTRICTIONS. The Committee may accelerate or waive such restrictions in whole or in part at any time in its discretion.

SECTION 10

OTHER STOCK-BASED AWARDS

10.1     GENERAL. The Committee may grant Awards of Stock and Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares. Such other stock-based awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive or vest with respect to, one or more shares of Stock (or the equivalent cash value of such Stock) upon the completion of a specified period of service, the occurrence of an event, and/or the attainment of performance objectives. Such other stock-based awards may include the awards referenced in Sections 10.2 and 10.3.

10.2    RESTRICTED STOCK UNITS. Restricted Stock Units represent an unfunded and unsecured obligation of the Company. Settlement of a Restricted Stock Unit upon expiration of the deferral or vesting period shall be made in Stock or otherwise as determined by the Committee.

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10.3    PERFORMANCE SHARES. Performance shares are awards the grant, issuance, retention, vesting and/or settlement of which is subject to the satisfaction of one or more of the performance criteria established by the Committee. With respect to Participants covered by any Company executive incentive plan, the performance measures shall be those designated in such executive incentive plan.

10.4    DEFERRED STOCK UNITS. Deferred Stock Units shall entitle the Participant to receive shares of Stock (or the equivalent value in cash or other property if so determined by the Committee) at a future time as determined by the Committee or as determined by the Participant within guidelines established by the Committee in the case of voluntary deferral elections.

SECTION 11

AMENDMENT, MODIFICATION, AND TERMINATION OF PLAN

11.1    GENERAL. The Board may from time to time amend, modify or terminate any or all of the provisions of the Plan, subject to the provisions of this Section 11.1. The Board may not change the Plan in a manner which would prevent outstanding Incentive Stock Options granted under the Plan from being Incentive Stock Options without the written consent of the optionees concerned. Furthermore, the Board may not make any amendment which would (i) materially modify the requirements for participation in the Plan, (ii) increase the number of shares of Stock subject to Awards under the Plan pursuant to Section 5.1, (iii) change the minimum exercise price for stock options as provided in Section 6.2, (iv) eliminate the prohibitions in Sections 6.6 and 6.7, or (v) extend the term of the Plan, in each case without the approval of a majority of the outstanding shares of Stock entitled to vote thereon. No amendment or modification shall affect the rights of any Participant with respect to a previously granted Award without the written consent of the Participant.

11.2    TERMINATION OF PLAN. No further Awards shall be granted under the Plan subsequent to June 15, 2026, or such earlier date as may be determined by the Board.

SECTION 12

MISCELLANEOUS PROVISIONS

12.1    NONTRANSFERABILITY OF AWARDS. Except as otherwise provided by the Committee, Awards under the Plan are not transferable, except by will or by the laws of descent and distribution.

12.2    BENEFICIARY DESIGNATION. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries (who may be named contingent or successively) to whom any benefit under the Plan is to be paid or by whom any right under the Plan is to be exercised in case of his death. Each designation will revoke all prior designations by the same Participant shall be in a form prescribed by the Committee, and will be effective only when filed in writing with the Company. In the absence of any such designation, Awards outstanding at death may be exercised by the Participant’s surviving spouse, if any, or otherwise by his estate.

12.3    NO GUARANTEE OF EMPLOYMENT OR PARTICIPATION. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company or any Subsidiary. No Employee shall have a right to be selected as a Participant, or, having been so selected, to receive any future Awards.

12.4    TAX WITHHOLDING. The Company shall have the power to withhold, or require a Participant or Eligible Director to remit to the Company, an amount sufficient to satisfy federal, state, and local withholding tax requirements on any Award under the Plan, and the Company may defer issuance of Stock until such requirements are satisfied. The Committee may, in its discretion, permit a Participant to elect, subject to such conditions as the Committee shall impose, (i) to have shares of Stock otherwise issuable under the Plan withheld by the Company or (ii) to deliver to the Company previously acquired shares of Stock, in each case having a Fair Market Value sufficient to satisfy all or part of the Participant’s estimated total federal, state and local tax obligation associated with the transaction.

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12.5    CHANGE OF CONTROL. Unless otherwise provided by the Committee at the time of grant, if a Triggering Event for a Participant shall occur within the 12-month period beginning with a Change of Control of the Company, then, for such Participant, all outstanding options and stock appreciation rights shall become immediately exercisable and all restrictions with respect to Restricted Stock shall lapse. The Committee may make appropriate provision for the effect of a Change of Control on Restricted Stock Units, Deferred Stock Units and performance-based Awards. “Triggering Event” shall mean the involuntary termination of employment of a Participant with the Company. “Change of Control” shall mean:

(i)	The acquisition (other than from the Company) by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Act (excluding any acquisition or holding by (i) the Company or its subsidiaries, (ii) any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company, and (iii) anyone pursuant to rights to acquire common stock or voting power held as of the date this Plan is approved by the Company’s stockholders) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 50% or more of either the then outstanding shares of common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors;

(ii)	Individuals who, as of the date hereof, constitute the Board (as of the date hereof the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for the election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board;

(iii)	Consummation of a reorganization, merger or consolidation, or sale or other disposition of substantially all of the assets of the Company (a “Business Combination”), in each case, unless following such Business Combination, the persons who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own directly or indirectly more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the Company resulting from such Business Combination (including a company which, as a result of such transaction, owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries), in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of the Company; or

(iv)	The complete liquidation or dissolution of the Company.

12.6    AGREEMENTS WITH COMPANY. An Award under the Plan shall be subject to such terms and conditions, not inconsistent with the Plan, as the Committee may, in its sole discretion, prescribe. The terms and conditions of any Award to any Participant shall be reflected in such form of written document as is determined by the Committee or its designee.

12.7    COMPANY INTENT. The Company intends that the Plan comply in all respects with Rule 16b-3 under the Act, and any ambiguities or inconsistencies in the construction of the Plan shall be interpreted to give effect to such intention. If any provision of the Plan or an Award contravenes any regulations promulgated under Section 409A of the Code or could cause an Award to be subject to interest and penalties under Section 409A of the Code, such provision of the Plan or any Award shall be modified to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code.

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12.8    REQUIREMENTS OF LAW. The granting of Awards and the issuance of shares of Stock shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or securities exchanges as may be required.

12.9    EFFECTIVE DATE. The Plan shall be effective upon its adoption by the Board subject to approval by the Company’s stockholders at the 2016 annual stockholders’ meeting.

12.10    GOVERNING LAW. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Maryland.

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PROXY

CONDOR HOSPITALITY TRUST, INC.

Courtyard New York Manhattan/Midtown East, 866 Third Avenue, New York, NY

PROXY CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints each of J. William Blackham and James H. Friend, as proxy, each with the power to appoint such person’s substitute, and hereby authorizes them to vote, as designated below, all the shares of common stock of Condor Hospitality Trust, Inc. held of record by the undersigned on March 9, 2018, at the annual meeting of shareholders to be held on May 17, 2018 or any adjournment thereof.

(Please date and SIGN on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

CONDOR HOSPITALITY TRUST, INC.

May 17, 2018

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://condorhospitality.com

Please sign, date and mail your proxy card

in the envelope provided as soon as possible.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN THE ELECTION OF DIRECTORS. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

(1)	Election of Directors

☐	FOR ALL NOMINEES:

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES.

☐	FOR ALL EXCEPT:

(see instructions below)

NOMINEES:

☐	J. William Blackham

☐	Thomas Calahan

☐	Daphne J. Dufresne

☐	Daniel R. Elsztain

☐	James H. Friend

☐	Donald J. Landry

☐	J. Brendan MacDonald

☐	John M. Sabin

☐	Benjamin Wall

The Board of Directors recommends you vote FOR the following proposals.

(2)	Amendment of the 2016 Stock Plan

☐	For

☐	Against

☐	Abstain

(3)	Ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2018.

☐	For

☐	Against

☐	Abstain

(4)	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations, and in their discretion for any other matters coming before the meeting.

DATED:                    , 2018

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature

Signature (if held jointly)

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.  ☐